Exhibit 10.6

AEROVIRONMENT, INC.

2021 EQUITY INCENTIVE PLAN

PERFORMANCE RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

AeroVironment, Inc., a Delaware corporation (the “Company”), pursuant to its 2021 Equity Incentive Plan (the “Plan”), hereby grants to the individual listed below (“Participant”), an award of performance-based restricted stock units (“Restricted Stock Units” or “RSUs”) with respect to the number of shares of the Company’s Stock listed below (the “Shares”). This award for Restricted Stock Units (this “RSU Award”) is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Restricted Stock Unit Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Restricted Stock Unit Agreement.

Participant:
Grant Date:
Target Number of RSUs:
Maximum Number of RSUs:
Distribution Schedule:	Subject to the terms of the Restricted Stock Unit Agreement, the RSUs shall be distributable in accordance with Section 2.1(c) of the Restricted Stock Unit Agreement.
Vesting Schedule:	Subject to the terms of the Restricted Stock Unit Agreement, the RSU Award shall vest in accordance with the provisions of Exhibit B to this Grant Notice.

ELECTRONIC Acceptance of Award:

By electronically accepting this Grant Notice and Restricted Stock Unit Agreement by clicking on the Accept button box on the Grant Agreement page, Participant agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Unit Agreement and this Grant Notice. Participant has reviewed the Restricted Stock Unit Agreement, the Plan and this Grant Notice in their entirety, each of which are posted on https://solium.com/, and has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Restricted Stock Unit Agreement and the Plan. Participant further acknowledges that he or she has been provided with a copy or electronic access to a copy of the prospectus for the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Grant Notice or the Restricted Stock Unit Agreement.

EXHIBIT A

TO performance RESTRICTED STOCK UNIT AWARD GRANT NOTICE

performance RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Performance Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Performance Restricted Stock Unit Award Agreement (this “Agreement”) is attached, the Company has granted to Participant the right to receive the number of RSUs set forth in the Grant Notice, subject to all of the terms and conditions set forth in this Agreement, the Grant Notice and the Plan.

ARTICLE I.

GENERAL

1.1           Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

1.2           Incorporation of Terms of Plan. The RSU Award is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

award of restricted stock units

2.1           Award of Restricted Stock Units.

(a)            Award. In consideration of Participant’s continued employment with the Company or any Subsidiary thereof and for other good and valuable consideration, the Company hereby grants to Participant the right to receive the number of RSUs set forth in the Grant Notice, subject to all of the terms and conditions set forth in this Agreement, the Grant Notice and the Plan. Prior to actual issuance of any Shares, the RSUs and the RSU Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.

(b)           Vesting. The RSUs subject to the RSU Award shall vest in accordance with the Vesting Schedule set forth on Exhibit B to the Grant Notice. Unless and until the RSUs have vested in accordance with the vesting schedule set forth in the Grant Notice, Participant will have no right to any distribution with respect to such RSUs. Except as provided in Exhibit B to the Grant Notice, in the event of Participant’s Termination of Service prior to the vesting of all of the RSUs, any unvested RSUs will terminate automatically without any further action by the Company and be forfeited without further notice and at no cost to the Company.

(c)            Distribution.

(i)           Shares of Stock shall be distributed to Participant (or in the event of Participant’s death, to his or her estate) with respect to such Participant’s vested RSUs (A) in the event the vesting event specified in the Vesting Schedule is the occurrence of a Change in Control, on the date of (or immediately prior to) the date of such Change in Control, (B) in the event the vesting event specified in the Vesting Schedule is the date of Participant's Qualifying Termination within eighteen (18) months following a Change in Control (with such terms as defined in the Vesting Schedule), within thirty (30) days following such termination date, and (C) in the event the vesting event specified in the Vesting Schedule is the Certification Date occurring as a result of the Measurement Date occurring on April 30, [___], on or following the Certification Date but no later than July 15, [___], subject to the terms and provisions of the Plan and this Agreement.

(ii)          Unless otherwise determined by the Committee, all distributions shall be made by the Company in the form of whole shares of Stock. In lieu of any fractional Share, the Company shall make a cash payment to Participant equal to the Fair Market Value of such fractional Share on the date the RSUs are settled pursuant to this Section 2.1.

(iii)         Except as described in this Section 2.1(c), neither the time nor form of distribution of Stock with respect to the RSUs may be changed, except as may be permitted by the Committee in accordance with the Plan and Section 409A of the Code and the Treasury Regulations thereunder.

(d)           Generally. Shares issued under the RSU Award shall be issued to Participant or Participant’s beneficiaries, as the case may be, at the sole discretion of the Committee, in either (i) uncertificated form, with the Shares recorded in the name of Participant in the books and records of the Company’s transfer agent with appropriate notations regarding the restrictions on transfer imposed pursuant to this Agreement; or (ii) certificate form.

2.2           Tax Withholding. Notwithstanding any other provision of this Agreement:

(a)            The Company and its Subsidiaries have the authority to deduct or withhold, or require Participant to remit to the Company or the applicable Subsidiary, an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including Participant’s social security, Medicare and any other employment tax obligation) required by law to be withheld with respect to any taxable event arising from the receipt of the Shares upon settlement of the RSUs. Participant may satisfy the tax withholding obligation in one or more of the forms specified below, subject to section 9.2 of the Plan:

(i)           by cash or check made payable to the Company or the Subsidiary with respect to which the tax withholding obligation arises;

(ii)          by the deduction of such amount from other compensation payable to Participant;

(iii)        with the consent of the Committee, by requesting that the Company withhold a net number of vested Shares otherwise issuable pursuant to the RSUs having a then current fair market value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;

(iv)        with the consent of the Committee, by tendering vested shares of Stock having a then current fair market value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;

(v)         unless otherwise determined by the Committee, through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to the Shares issuable pursuant to the RSUs then vesting, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company or the Subsidiary with respect to which the withholding obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the Company or the applicable Subsidiary at such time as may be required by the Committee, but in any event not later than the settlement of such sale; or

(vi)        other property acceptable to the Committee.

(b)            Unless Participant elects to provide timely payment of all sums required pursuant to Section 2.2(a), the Company and its Subsidiaries shall have the right, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 2.2(a)(ii) or Section 2.2(a)(iii) above, or any combination of the foregoing as the Company or its Subsidiaries may determine to be appropriate. If Participant is subject to Section 16 of the Exchange Act at the time the tax withholding obligation arises, the prior approval of the Committee shall be required for any election by the Company to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 2.2(a)(iii) above pursuant to this Section 2.2(b).

(c)            The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the RSUs to Participant or his legal representative unless and until Participant or his legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the grant of the RSUs, the distribution of the Shares issuable with respect thereto, or any other taxable event related to the RSUs.

2.3           Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any Shares issuable upon the vesting of the RSUs prior to the fulfillment of all of the conditions set forth in Section 9.7 of the Plan and the receipt by the Company of full payment of any applicable withholding tax in any manner permitted under Section 2.2 above.

2.4           Forfeiture and Claw-back Provisions. Participant acknowledges that this RSU Award is subject to the provisions of Section 9.9 of the Plan.

ARTICLE III.

other provisions

3.1           RSU Award and Interests Not Transferable. This RSU Award and the rights and privileges conferred hereby, including the RSUs awarded hereunder, shall not be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

3.2           Rights as Stockholder. Neither Participant nor any person claiming under or through Participant shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares issuable hereunder unless and until certificates representing such Shares (which may be in uncertificated form) will have been issued and recorded on the books and records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant shall have all the rights of a stockholder of the Company, including with respect to the right to vote the Shares and the right to receive any cash or share dividends or other distributions paid to or made with respect to the Shares.

3.3           Adjustments. The Participant acknowledges that the RSU Award, including the vesting of the RSU Award and the number of Shares subject to the RSU Award, is subject to adjustment upon the occurrence of certain events as provided in Article 10 of the Plan.

3.4           Not a Contract of Employment or other Service Relationship. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an Employee or other service provider of the Company or any of its affiliates. Participant understands and agrees that this RSU Award does not alter the at-will nature of his or her employment relationship with the Company and is not a promise of continued employment for the vesting period of the RSU Award or any portion of it.

3.5           Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon Participant, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Shares.

3.6           Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal executive offices, and any notice to be given to Participant shall be addressed to Participant at the most recent address in the Company’s personnel records. By a notice given pursuant to this Section 3.6, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.7           Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.8           Construction. This Agreement shall be administered, interpreted and enforced under the laws of the State of California without regard to conflicts of laws thereof. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

3.9           Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Shares are to be issued, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.10         Amendments. Except as provided in the Plan, this Agreement may not be modified, amended or terminated except by an instrument in writing, signed by Participant and by a duly authorized representative of the Company.

3.11         Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

3.12         Entire Agreement. The Plan, the Grant Notice and this Agreement (including all exhibits hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

3.13         Section 409A.

(a)            Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). The Committee may, in its discretion, adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to comply with the requirements of Section 409A.

(b)           This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the Shares issuable pursuant to the RSUs hereunder shall be distributed to Participant no later than the later of: (i) the fifteenth (15th) day of the third month following Participant’s first taxable year in which such RSUs are no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third month following the first taxable year of the Company in which such RSUs are no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A and any Treasury Regulations and other guidance issued thereunder.

(c)            For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Participant may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

3.14         Tax Representations. Participant has reviewed with Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

3.15             Electronic Delivery and Acceptance. The Company may, in its sole discretion, deliver any documents related to the Grant Notice, this Agreement, the Plan or the RSUs by electronic means or request the Participant’s consent to participate in the Plan or accept the RSUs by electronic means. The Participant hereby consents to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or a third party vendor designated by the Company.

3.16             Confidentiality. Except with the approval of the Committee, Participant shall not disclose to any person, and shall preserve the confidentiality of, the performance vesting terms set forth in this Agreement. The foregoing restrictions on disclosure shall not apply to disclosures required by law or disclosures to the Participant’s professional advisors.

3.17             Broker-Assisted Sales.

(a)            In the event of any broker-assisted sale of Shares in connection with the payment of withholding taxes as provided in Section 2.2(a)(iii) or Section 2.2(a)(v) or Section 2.2(b): (i) any Shares to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises, or as soon thereafter as practicable; (ii) such Shares may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (iii) the Participant will be responsible for all broker’s fees and other costs of sale, and the Participant agrees to indemnify and hold the Company and its Subsidiaries harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the proceeds of such sale exceed the applicable tax withholding obligation, the Company agrees to pay such excess in cash to the Participant as soon as reasonably practicable; (v) the Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation; and (vi) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, the Participant agrees to pay immediately upon demand to the Company or its Subsidiaries with respect to which the withholding obligation arises, an amount sufficient to satisfy any remaining portion of the Company’s or the applicable Subsidiary’s withholding obligation.

(b)            In the event any tax withholding obligation arising in connection with the RSUs will be satisfied under Section 2.2(a)(iii) or Section 2.2(b) above, then, unless the Participant is subject to Section 16 of the Exchange Act at the time the tax withholding obligation arises (in which case the prior approval of the Committee shall be required for any election by the Company pursuant to this Section 3.17(b)), the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant's behalf a whole number of Shares from those Shares that are issuable upon settlement of the RSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company or the Subsidiary with respect to which the withholding obligation arises. Participant's acceptance of the RSU Award constitutes the Participant's instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 3.17(b), including the transactions described in the previous sentence, as applicable.